Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (No. 333-220040), Form S-3 (No. 3333-217051) and Form S-8 (Nos.333-138631, 333-145232, 333-155115, 333-157869, 333-165405, 333-172724, 333-181268, 333-187589, 333-194858, 333-194859, 333-202983, and 333-217052) of Yield10 Bioscience, Inc. of our report dated March 12, 2018, relating to our audit of the consolidated financial statements for the year ending December 31, 2017 of Yield10 Bioscience, Inc. and its subsidiaries which appears in this Annual Report on Form 10-K of Yield10 Bioscience, Inc., for the year ending December 31, 2017.

/s/RSM US LLP

Boston, Massachusetts
March 12, 2018